Exhibit 10.28

Zura Bio Limited

(registered in England and Wales under number 13856620; registered office 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT)

Electronically Delivered	Personal and Confidential

11 November 2022

Amit Munshi
+1 805 490 1389 | amit@adrista.com

Dear Amit,

Position: Non-Employee Executive Chairman; member of the Board of Directors

We are pleased to offer you the position of Non-Employee Executive Chairman of Zura Bio Limited, UK (the “Private Company”) subject to the terms and conditions set forth below. Additionally, following the closing (“Closing”) of the Private Company’s merger with JATT Acquisition Corp (JATT), you will be the Non-Employee Executive Chairman of Zura Bio Ltd (the “Public Company”), which will be a US-listed public company. Together the Private Company, the Public Company and affiliated companies shall be referred to as “Zura.” This agreement will not be effective until we have obtained the final approvals necessary for your appointment, including from our shareholders and board. We will be working to make this happen as soon as reasonably possible.

Role and Continuing Responsibilities:

Upon appointment, your title will be Non-Employee Executive Chairman of the Private Company. With effect at the Closing, you will become the Non-Employee Executive Chairman of the Public Company. Your responsibilities include leading Zura’s Board of Directors. The parties acknowledge that this role of Non-Employee Executive Chairman is that of an independent advisor and member of the board of directors and not that of a company employee. You shall not engage in any of the activities that are typically indicative of an employee, including but not limited to the day-to-day management of Zura operations and the participation in performance bonus and benefit programs. Zura shall not control and dictate how, when or where you will perform your services.

The parties understand and agree that, given the early growth phase the Private Company is currently in, in addition to leading the Board of Directors, your responsibilities will also include advising executive management of Zura, sharing your experiences, and participating in investor, financing and other strategic meetings (hereafter the “Expanded Chairman Responsibilities”). The parties acknowledge that the time and effort required to fulfill the Expanded Chairman Responsibilities will be much greater in the beginning and will transition over time to be consistent with the services expected of a non-executive Chairman of the Board role. This transition is expected to occur in Q2 2023 at which time your title and role will become Chairman of the Board of Directors. The compensation and equity grants set forth herein take into consideration your advisory role and transition, including the Expanded Chairman Responsibilities.

Tenure:

After Closing, the Public Company will not have a staggered board, so your continued service will be subject to annual re-election by shareholders and subject to customary termination provisions.

Cash Compensation:

In recognition of the Expanded Chairman Responsibilities you will be providing to Zura, you will be paid a monthly rate of US$25,000 from the earlier of Closing or completion of raising at least US$100 million in financing by the Private Company (before which you will receive no cash compensation) through your transition. Upon completion of the Expanded Chairman Responsibilities and your transition, your fees will be reduced to an annual rate of US$50,000, plus US$25,000 for being the Chairman of the Board of Directors. These fees will be payable on a quarterly basis or as otherwise agreed by the parties. Additionally, these fees will be paid to you as a non-employee director and, thus, you and not Zura will be responsible for the filing and payment of all taxes in connection with this engagement and the payment of fees hereunder. Your expenses will also be reimbursed consistent with Zura’s expense policy.

Equity Grants and Restrictive Covenant:

RSU: Subject to the stockholders approving the Public Company’s equity incentive plan (the “Plan”), the Public Company shall grant to you, effective as of the Closing, an RSU inducement grant award agreement providing for 500,000 shares of the Public Company, which shall be eligible to vest equally over four (4) years as follows: twenty-five percent (25%) on each of the anniversaries of the grant thereafter so that the RSUs are fully vested on the fourth anniversary of the grant date. The RSU grant shall be made to you under the equity incentive plan (the “Plan”), and the terms and conditions of the RSU award agreement and the Plan shall govern this grant.

Performance Shares: Subject to the stockholders approving the Plan, the Public Company shall grant to you, effective as of the Closing, a Performance Share inducement grant award agreement providing for options to purchase shares in the Public Company with a target value of no less than $2,500,000 (based on the grant date value of any such award) at an exercise price per share of the fair market value of such a share at the date of grant, which will become exercisable if the 20-day volume weighted average trading price (“VWAP”) of the Public Company’s ordinary shares is over $30 per share at any time prior to the fifth anniversary of the Closing and while you remain Chairman of the Board of Directors of the Public Company. The Performance Share grant shall be made to you under the Plan, and the terms and conditions of the Performance Share award agreement and the Plan shall govern this grant. Any shares issued upon exercise of these options will be held subject to lock-up provisions on the same terms as those issued to the Private Company’s other current option holders on Closing (to the extent that such provisions remain in force).

It is anticipated1 that, upon each occasion of your annual re-election as a director after the fourth anniversary of Closing, the Public Company will grant you a further equity award in respect of ordinary shares in the Public Company, with the exercise price and other terms determined in accordance with the Plan. Such amounts will be consistent with market norms and as approved by the Compensation Committee.

Restrictive Covenant: The equity grants set forth in this paragraph (the RSUs and Performance Shares) are conditioned upon you not acting in an executive management capacity for another company while you are serving as Non-Employee Executive Chairman for Zura unless agreed upon by all parties. This restrictive covenant shall terminate upon your transition to the role of non-executive Chairman of the Board in Q2 2023 or as otherwise agreed to by the parties.

Capital Compensation and Requirements:

Capital Raising Options prior to Closing: The Private Company shall grant to you options in an amount which equals six percent (6%) of the capital raised (excluding existing commitments / insider capital, and subject to a minimum price equivalent to a price of US$7.5 per ordinary share in the Public Company on an as-exchanged basis) from now until the Closing (the “Private Capital Options”). The Private Capital Options shall have an exercise price equivalent to a price of US$10 per ordinary share in the Public Company on an as-exchanged basis and be eligible to vest over four (4) years as follows: twenty-five percent (25%) on the first anniversary of the grant and monthly thereafter (2.083 percent for each month thereafter). Any shares in the Private Company issued upon exercise of these options will be held subject to the shareholders’ agreement in respect of the Private Company (to which you will be required to adhere) and to the terms of the BCA. Upon Closing, outstanding options will be exchanged for options to acquire shares in the Public Company on equivalent commercial terms, subject to rules of the Plan, in accordance with the BCA. Any shares in the Public Company issued upon exercise of these options will be held subject to lock-up provisions on the same terms as those issued to the Private Company’s other current optionholders upon Closing (to the extent that these remain in force).

Capital Investment: In accordance with the Public Company’s Stock Ownership Guidelines, and as a condition of service, following the Closing and Public Offering, you shall be required to purchase and retain an interest in the Public Company in the amount of US$1,500,000 within the first year of your appointment (which we anticipate will be fulfilled by your participation in a private placement of shares in the Private Company that will be exchanged for shares in the Public Company on Closing), rising to an aggregate of US$3,000,000 within the first two years.

Indemnity:

Upon your appointment, you will be covered by the Private Company’s D&O insurance policy, which will indemnify you against claims relating to your directorship on customary

[1]	It is expected that independent compensation consultants will be used on a go forward basis when public terms. From Closing, the Public Company will grant you a similar indemnity and secure D&O insurance coverage.

Status of this letter:

This letter is intended to be legally binding. Your appointment and its terms are subject to final approvals necessary, including from our shareholders and board. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware and the parties hereby consent to jurisdiction of such courts.

SIGNATURES ON NEXT PAGE

Yours sincerely,

/s/ Sandeep Kulkarni

Sandeep Kulkarni

for and on behalf of

Zura Bio Limited

Please indicate your agreement to the terms of this letter by dating and signing below.

Date: 11/11/2022

/s/ Amit Munshi
(Signature)

Amit Munshi
(Print Name)

Zura Bio Limited

(registered in England and Wales under number 13856620; registered office 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT)

Zura Bio Inc. and Z33 Bio Inc.

(Delaware Corporations)

Electronically Delivered	Personal and Confidential

30 November 2022

Amit Munshi
+1 805 490 1389 | amit@adrista.com

Dear Amit,

AMENDED APPOINTMENT LETTER TO NON-EMPLOYEE EXECUTIVE CHAIRMAN

Please allow this letter to amend your prior position appointment letter dated 11 November 2022 (the “Appointment Letter”). Specifically, Paragraphs 1 and 2 of the Appointment Letter are hereby amended to reflect that you shall initially be offered the position of Executive Chairman, non-employee director, not of Zura Bio Limited (UK) but of each of Zura Bio Inc. and Z33 Bio Inc., both Delaware corporations (the “Subsidiaries”). References to your duties in respect of the Private Company in the Appointment Letter shall accordingly refer instead to the Subsidiaries.

However, references to the Private Company in respect of your equity awards shall be unaffected.

Except as specifically amended above, the Appointment Letter remains in full force and effect (including with respect to your role in the Public Company after Closing).

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Yours sincerely,

/s/ Sandeep Kulkarni

Sandeep Kulkarni

for and on behalf of

Zura Bio Limited, Zura Bio Inc. and Z33 Bio Inc.

Please indicate your agreement to the terms of this letter by dating and signing below.

Date:November 30, 2022

/s/ Amit Munshi
(Signature)

Amit Munshi
(Print Name)

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